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                                                                   Exhibit 23.05


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (File No. 333-75490) (Pre-Effective Amendment No. 3 to Form S-4) and related joint proxy statement/prospectus of Brooks Automation, Inc. for the registration of 16,120,000 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2000, except for
Note 4 as to which the date is March 31, 2000, with respect to the financial statements of Irvine Optical Company, LLC for the years ended December 31, 1999 and 1998 included in the Annual Report (Form 10-K/A) of Brooks Automation, Inc. for the year ended September 30, 2001, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

Woodland Hills, California
March 29, 2002